EXHIBIT 99.1

Rockwell Medical Reports Record Second Quarter Results

- Revenues Increase 19.2%; Gross Profit Increases 49% -

- Conference Call at 8:30am ET to Discuss Results and Review Clinical Development -

WIXOM, Mich., Aug. 5, 2010 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, reported second quarter 2010 results today.

Second Quarter Financial Highlights

  Sales increased to $15.5 million, up 19.2% compared to the second quarter of 2009.
  Gross profit increased to $2.8 million, up 49% or $0.9 million compared to the second quarter of 2009.
  Gross profit margins increased to 17.9%, compared to 14.3% in the second quarter of 2009.
  R&D expense was $0.4 million, compared to $2.0 million in the second quarter of 2009.
  Net income was $.01 per share, compared to a loss of ($.12) per share in the second quarter of 2009.
  Net income was $0.1 million, compared to a loss of ($1.7) million in the second quarter of 2009.

First Half 2010 Financial Highlights

  Sales increased to $30.5 million, up 18.1% compared to the first half of 2009.
  Gross profit increased to $5.1 million, up 67% or $2 million compared to the first half of 2009.
  Gross profit margins increased to 16.7%, compared to 11.8% in the first half of 2009.
  R&D expense was $1.0 million, compared to $3.3 million in the first half of 2009.
  Net loss was ($.02) per share, compared to a loss of ($.25) per share in the first half of 2009.
  Net loss was ($0.3) million, compared to a loss of ($3.4) million in the first half of 2009.
  Cash and cash equivalents were $24.2 million at June 30, 2010, an increase of $1.2 million from December 31, 2009.

Second Quarter Drug Development and Corporate Progress

  Successfully completed End of Phase II meeting with the FDA; confirmed approvable Phase III primary endpoint.
  Presented SFP Phase IIb study data at European Dialysis Conference.
  Appointed Dr. Ajay Singh to Scientific Advisory Board.

"We are pleased with our strong second quarter earnings, reflecting our best quarterly results to date. Our performance was in line with our expectations and we expect that our operating business will continue to generate cash to support the funding of our Phase III clinical development," stated Mr. Robert L. Chioini, Chairman and CEO of Rockwell. "From our recent End of Phase II meeting with the FDA, we confirmed a change in hemoglobin as an approvable primary efficacy endpoint for our Phase III study design. We intend to use a primary efficacy endpoint in the Phase III study that is identical to a secondary efficacy endpoint we had in our Phase IIb study, which achieved a statistically significant p-value, demonstrating an excess of 0.5 g/dL difference in hemoglobin between placebo and the SFP 10 ug/dl dose group." Mr. Chioini further stated, "Our regulatory path for SFP is now clear and we expect to submit our Phase III protocol design to the FDA shortly. We remain on track to start the pivotal Phase III program later this year."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2010 second quarter results on Thursday, August 5, 2010 at 8:30am ET. Investors are encouraged to call in a few minutes in advance at (877) 383-7438. International participants can call in at (678) 894-3975. To listen to the call on the web or to the call replay, investors can visit: http://ir.rockwellmed.com/.

About SFP:

SFP is a novel, investigational, continuous iron therapy designed to treat iron deficiency anemia in ESRD patients.  SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal physiologic dietary iron intake.  SFP is designed as a continuous replacement treatment delivering small doses of iron during every dialysis session in order to replenish iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trials to date suggest that SFP, delivered during each dialysis treatment via dialysate, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response to erythropoiesis-stimulating agents (ESA), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell Medical has licensed exclusive world-wide rights to manufacture and sell SFP and patents have issued for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $1 billion.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States, a prevalence growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY CONSOLIDATED INCOME STATEMENTS For the three and six months ended June 30, 2010 and June 30, 2009 (Unaudited)
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Sales	$ 15,506,712	$ 13,013,012	$ 30,486,664	$ 25,809,784
Cost of Sales	12,735,047	11,153,086	25,401,470	22,756,911
Gross Profit	2,771,665	1,859,926	5,085,194	3,052,873
Selling, General and Administrative	2,221,336	1,570,688	4,416,239	3,131,503
Research and Product Development	441,273	1,996,571	958,688	3,334,881
Operating Income (Loss)	109,056	(1,707,333)	(289,733)	(3,413,511)
Interest Expense (Income), Net	(7,861)	7,238	(12,970)	16,503
Net Income (Loss)	$ 116,917	$(1,714,571)	$(276,763)	$(3,430,014)

Basic Earnings (Loss) per Share	$ 0.01	($ 0.12)	($ 0.02)	($ 0.25)

Diluted Earnings (Loss) per Share	$ 0.01	($ 0.12)	($ 0.02)	($ 0.25)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS As of June 30, 2010 and December 31, 2009
ASSETS	June 30, 2010	December 31, 2009
	(unaudited)
Cash and Cash Equivalents	$ 24,199,534	$ 23,038,095
Accounts Receivable, net of a reserve of $30,000 in 2010 and $31,000 in 2009	4,598,332	3,492,622
Inventory	2,863,461	3,088,352
Other Current Assets	451,158	329,876
Total Current Assets	32,112,485	29,948,945

Property and Equipment, net	3,431,426	3,631,549
Intangible Assets	198,521	214,337
Goodwill	920,745	920,745
Other Non-current Assets	163,706	163,645
Total Assets	$ 36,826,883	$ 34,879,221

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 27,280	$ 42,938
Accounts Payable	3,441,891	3,388,757
Accrued Liabilities	1,831,253	1,854,347
Customer Deposits	630,448	250,915
Total Current Liabilities	5,930,872	5,536,957

Capitalized Lease Obligations	9,365	19,062

Shareholders' Equity:
Common Shares, no par value, 17,202,108 and 17,200,442 shares issued and outstanding	55,062,172	53,545,394
Common Share Purchase Warrants, 3,328,569 and 3,318,569 warrants issued and outstanding	7,959,023	7,635,594
Accumulated Deficit	(32,134,549)	(31,857,786)
Total Shareholders' Equity	30,886,646	29,323,202

Total Liabilities and Shareholders' Equity	$ 36,826,883	$ 34,879,221

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS For the six months ended June 30, 2010 and June 30, 2009 (Unaudited)
	2010	2009

Cash Flows From Operating Activities:
Net (Loss)	$ (276,763)	$ (3,430,014)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	707,749	527,292
Loss (Gain) on Disposal of Assets	16,822	(5,120)
Share Based Compensation – Non-employee Warrant	323,429	256,362
Share Based Compensation – Employees	1,511,630	773,833

Changes in Assets and Liabilities:
(Increase)Decrease in Accounts Receivable	(1,105,710)	484,707
Decrease in Inventory	224,891	348,313
(Increase) Decrease in Other Assets	(121,343)	4,898
Increase (Decrease) in Accounts Payable	53,134	(191,036)
Increase (Decrease) in Other Liabilities	356,439	(492,749)
Changes in Assets and Liabilities	(592,589)	154,133
Cash Provided by (Used) In Operating Activities	1,690,278	(1,723,514)

Cash Flows From Investing Activities:
Purchase of Equipment	(509,432)	(589,008)
Proceeds on Sale of Assets	800	5,120
Purchase of Intangible Assets	--	(10,257)
Cash (Used ) In Investing Activities	(508,632)	(594,145)

Cash Flows From Financing Activities:
Issuance of Common Shares and Purchase Warrants	5,148	140,502
Payments on Notes Payable	(25,355)	(84,030)
Cash Provided (Used) By Financing Activities	(20,207)	56,472

Increase (Decrease) In Cash and Cash Equivalents	1,161,439	(2,261,187)
Cash and Cash Equivalents at Beginning of Period	23,038,095	5,596,645
Cash and Cash Equivalents at End of Period	$ 24,199,534	$ 3,335,458
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